Exhibit 99.1

Chrysler Group LLC Reports February 2013 U.S. Sales Increased 4 Percent; Best February Sales in Five Years

•	Best February sales since 2008

•	35th-consecutive month of year-over-year sales gains

•	Dodge, Ram Truck, and FIAT brands each post sales increases in February compared with same month a year ago

•	Dodge brand sales increase 30 percent; best February sales since 2007 and largest year-over-year percentage increase of any Chrysler Group brand

•	Dodge Dart sales increase 8 percent month over month; best sales month since June launch last year

•	Dodge Dart, Ram 1500, Fiat 500 Abarth, and SRT Viper each earn a MotorWeek Drivers’ Choice Award in February

•	Dodge Challenger muscle car sets all-time sales record; sales up 34 percent in February

•	Dodge Avenger mid-size sedan sets sales record for month of February with 52 percent sales gain

•	Dodge Journey full-size crossover sets sales record for month of February; sales up 21 percent

•	Dodge Durango sales up 38 percent; best February sales since 2006

•	Ram pickup truck sales up 3 percent; best February sales since 2007

•	New 2014 Ram ProMaster full-size van debuts at Chicago Auto Show with best-in-class features focused on the commercial customer

•	Ram Truck brand to build industry’s only light-duty diesel pickup beginning in the third quarter

•	Ram Truck brand is the most-improved brand in the J.D. Power and Associates 2013 U.S. Vehicle Dependability Study

•	Fiat 500 sets sales record for month of February with 2 percent sales gain

•	Chrysler 200 mid-size sedan sets sales record for the month of February with 18 percent increase

•	Jeep® brand unveils the 2014 Jeep Cherokee, its all-new mid-size sport-utility vehicle

•	Jeep Patriot compact SUV sets sales record for month of February with 24 percent sales gain

•	Jeep Wrangler sets sales record for month of February; sales up 8 percent

•	Jeep Compass sales up 36 percent; best February sales since 2007

Auburn Hills, Mich., March 1, 2013 — Chrysler Group LLC today reported U.S. sales of 139,015 units, a 4 percent increase compared with sales in February 2012 (133,521 units), and the group’s best February sales since 2008.

The Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in February compared with the same month last year. The Dodge brand’s 30 percent increase was the largest sales gain of any Chrysler Group brand in February.

While Chrysler Group extended its streak of year-over-year sales gains in February to 35-consecutive months, sales and shipment volumes for the first quarter of 2013 are being negatively affected by the end of Jeep Liberty production in Q3 2012 and the on-going product launches during the quarter of the new 2014 Jeep Grand Cherokee, the Jeep Compass, and the new 2013 Ram Heavy Duty truck line. As the Chairman and CEO of Chrysler Group LLC, Sergio Marchionne, pointed out in the 2012 Q4 and full-year earnings call at the end of January, due to the aforementioned vehicle launches, Chrysler Group’s first-quarter volumes are expected to be lower than the volumes reached during the same quarter in 2012.

“In spite of a cautious ramp up of some of our most popular products which limited inventory last month, we still managed to record our strongest February sales in five years and our 35th-consecutive month of year-over-year sales growth,” said Reid Bigland, Head of U.S. Sales. “Looking ahead, we expect to get our inventory gaps corrected over the next 90 days resulting in additional products contributing to our growth.”

February was a record-setting month for eight Chrysler Group vehicles. The all-new Dodge Dart compact car continued to build momentum setting an all-time sales record in February with its 8 percent month-over-month sales gain. In addition to the Dart, the Dodge Challenger muscle car set an all-time sales record with its 34 percent sales gain. Two additional Dodge brand models set records as well. The Dodge Avenger mid-size sedan and Dodge Journey full-size crossover each set a sales record for the month of February.

Two Jeep® brand vehicles had record-setting February sales. The Jeep Patriot compact SUV and the iconic Jeep Wrangler each set sales records for month of February, as did the Chrysler 200 mid-size sedan and Fiat 500.

Ram pickup truck sales increased 3 percent in February, compared with the same month a year ago. The pickup truck was Chrysler Group’s top-selling vehicle by volume in February followed by the Chrysler 200 mid-size sedan and the Dodge Grand Caravan minivan.

Chrysler Group finished the month with a 71-days supply of inventory (413,989 units). U.S. industry sales figures for February are projected at an estimated 15.5 million units Seasonally Adjusted Annual Rate (SAAR).

February 2013 U.S. Sales Highlights by Brand

Dodge Brand

Dodge brand sales were up 30 percent in February, the brand’s best February sales in six years and its 21st-consecutive month of year-over-year sales gains. The Dodge brand’s 30 percent increase was the largest sales gain of any Chrysler Group brand in February.

Four Dodge brand vehicles set sales records in February led by the all-new Dodge Dart, named Best Compact Car in MotorWeek’s annual Drivers’ Choice Awards. Dart sales were up 8 percent month-over-month in February, the model’s best monthly sales since Dodge dealers began selling the Dart in June last year. Like the Dart, the Dodge Challenger set an all-time sales record in February with a 34 percent increase in year-over-year sales. The Challenger has been on a torrid sales pace for the last 13 months, setting nine sales records, including three all-time sales records, during that period.

The Dodge brand produced two additional record setters in February. The Dodge Avenger mid-size sedan and Dodge Journey full-size crossover each set sales records for the month of February. It was the Avenger’s 17th-consecutive month of year-over-year sales gains, and it was the ninth-consecutive month that the Journey, the most affordable seven-passenger crossover in the United States, has set a sales record.

Ram Truck Brand

Sales of the Ram pickup truck – Motor Trend’s 2013 Truck of the Year – were up 3 percent in February, the truck’s 34th-consecutive month of year-over-year sales gains. It was the truck’s best February sales in six years. Sales of the Light Duty Ram pickup increased 2 percent while Heavy Duty Ram sales were up 14 percent. The Ram 1500 was named Best Pickup Truck in MotorWeek’s annual Drivers’ Choice Awards in February. Ram Truck brand sales were up 2 percent in February compared with the same month a year ago. The Ram Truck brand was named in February as the most improved brand in the J.D. Power and Associates 2013 U.S. Vehicle Dependability Study (VDS). The brand moved up 20 positions in the brand rankings compared to the 2012 VDS, with 30 percent fewer problems reported per 100 vehicles.

The Ram Truck brand unveiled its new 2014 Ram ProMaster full-size van at the Chicago Auto Show in February. The ProMaster puts Ram Truck back into the expanding, purpose-built, full-size van segment with best-in-class features focused on the commercial customer. Coming from a strong background of commercial vehicles produced by Fiat Professional, the ProMaster is based on the Fiat Ducato, which has been in production for more than 30 years.

ProMaster boasts numerous best-in-class features that are appreciated by the hard-working customers of Ram’s new van. Best-in-class fuel efficiency, cargo capacity, usability and of course total cost of ownership all combine to deliver a proven solution for businesses and fleets. Start of ProMaster production is scheduled for third quarter of 2013. All configurations will be produced at the Saltillo Van Assembly Plant in Saltillo, Mexico.

Also in the third quarter, the Ram Truck brand will become the only brand to offer a small-displacement diesel for its half-ton line of trucks. The 2014 Ram 1500 will offer a new, 3.0-liter EcoDiesel engine, mated with the eight-speed TorqueFlite automatic transmission. The powertrain is expected to deliver an outstanding combination of best-in-class fuel efficiency, best-in-class torque and impressive capability.

FIAT Brand

Sales of the Fiat 500 were up 2 percent in February, a sales record for the month of February. It was the 12th-consecutive month in which the Fiat 500 has set a sales record, including an all-time sales record in September last year. The Fiat 500 Abarth was named Best Sport Coupe in MotorWeek’s annual Drivers’ Choice Awards last month. MotorWeek, television’s original automotive magazine, has judged the best new cars and trucks of the year for the past 32 years. Its annual Drivers’ Choice Awards looks at vehicles from a buyer’s point of view, judging on value and reliability, while also taking the latest trends and innovation into consideration.

Chrysler Brand

Chrysler brand sales were up 21 percent month-over-month versus sales in January, while down 7 percent compared to the same month a year ago. The Chrysler 200 mid-size sedan set a sales record for the month of February with its 18 percent sales gain. The 200 was the Chrysler Group’s second-best selling vehicle in February, coming in behind only the Ram pickup truck, which was the volume leader. The Chrysler Town & Country, America’s most awarded minivan and recent winner of the Polk Loyalty Award for a record 12th-straight year, is off to a fast start this year with month-over-month sales up 32 percent compared with sales in January.

Two new editions of the brand’s flagship Chrysler 300 full-size sedan are beginning to arrive in dealership showrooms. The Chrysler 300 Glacier Edition combines the segment’s most advanced all-wheel-drive system with unique design appointments, world-class technologies, and a fresh look to the stylish and sophisticated 300 series sedan lineup. All-wheel-drive sales in February represented more than 20 percent of 300 sales, continuing the upward trend for the segment’s most advanced all-wheel-drive system. The Chrysler 300C John Varvatos Luxury Edition sedan is designed to be the most luxurious and fuel-efficient Chrysler flagship sedan ever, while the 300C John Varvatos Limited Edition surrounds its passengers with craftsmanship and an industrious style that could only be “Imported from Detroit.”

Jeep® Brand

Jeep brand sales were down 16 percent in February in the U.S. due to Jeep Liberty production ending in August and the ongoing product launches of and launch preparations for the new 2014 Jeep Grand Cherokee, the Jeep Cherokee (the Liberty replacement), and the Jeep Compass and Patriot.

The Jeep Wrangler and Patriot each set a sales record for the month of February. Wrangler sales were up 8 percent, while sales of the Patriot were up 24 percent compared with the same month a year ago. The Jeep Compass compact SUV had its best February sales in six years with its 36 percent gain compared with the same month a year ago.

The Jeep brand announced in February it is bringing the venerable Cherokee name back to North America with the debut of an all-new mid-size SUV. Set to debut at the New York International Auto Show later this month, the 2014 Jeep Cherokee sets a new standard with best-in-class capability, exemplary on-road driving dynamics, and fuel economy improvements of more than 45 percent versus the outgoing mid-size SUV model. The Cherokee will be built at Chrysler Group’s Toledo Assembly Plant in Toledo, Ohio, and will arrive in dealer showrooms in the third quarter of this year.

Chrysler Group LLC U.S. Sales Summary Thru February 2013

	Month Sales		Vol % Change	Sales CYTD		Vol % Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	3,302	3,227	2%	5,805	5,138	13%
FIAT BRAND	3,302	3,227	2%	5,805	5,138	13%

200	11,446	9,717	18%	20,292	16,724	21%
300	5,023	7,670	-35%	10,348	12,630	-18%
Town & Country	8,614	9,621	-10%	15,139	15,258	-1%
CHRYSLER BRAND	25,083	27,008	-7%	45,779	44,612	3%

Compass	3,776	2,780	36%	6,892	5,120	35%
Patriot	6,329	5,120	24%	11,577	9,086	27%
Wrangler	10,091	9,319	8%	18,945	17,215	10%
Liberty	1,529	7,369	-79%	3,564	14,194	-75%
Grand Cherokee	9,439	12,724	-26%	20,504	23,407	-12%
JEEP BRAND	31,164	37,312	-16%	61,482	69,022	-11%

Caliber	32	1,847	-98%	45	2,996	-98%
Dart	7,720	0	NEW	14,874	0	NEW
Avenger	9,980	6,570	52%	19,608	12,267	60%
Charger	10,301	7,324	41%	16,712	12,861	30%
Challenger	4,911	3,669	34%	8,408	6,220	35%
Viper	1	0		1	20
Journey	7,530	6,248	21%	15,709	10,474	50%
Caravan	10,415	12,668	-18%	15,380	20,762	-26%
Nitro	0	931		0	2,090
Durango	4,749	3,435	38%	8,129	6,456	26%
DODGE BRAND	55,639	42,692	30%	98,866	74,146	33%

Dakota	0	139		0	294
Ram P/U	23,289	22,595	3%	43,763	40,504	8%
Cargo Van	538	548	-2%	1,051	954	10%
RAM BRAND	23,827	23,282	2%	44,814	41,752	7%

TOTAL CHRYSLER GROUP LLC	139,015	133,521	4%	256,746	234,670	9%

TOTAL CAR	52,716	40,024	32%	96,093	68,856	40%
TOTAL TRUCK	86,299	93,497	-8%	160,653	165,814	-3%